Exhibit 99.1

The Bon-Ton Stores, Inc. Announces First Quarter Fiscal 2009 Results

~Company Reaffirms Full-Year 2009 Guidance~

YORK, Pa.--(BUSINESS WIRE)--May 21, 2009--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the first quarter of fiscal 2009 ended May 2, 2009.

  Total sales for the first quarter of fiscal 2009 were $644.5 million compared with $700.2 million in the first quarter of fiscal 2008.
  The gross margin rate for the first quarter of fiscal 2009 increased 80 basis points to 34.8% of net sales compared with the prior year period.
  Selling, general and administrative expenses in the first quarter of fiscal 2009 decreased $18.9 million compared with the first quarter of fiscal 2008.
  Operating loss for the first quarter of fiscal 2009 was $23.6 million, an improvement from the $25.5 million loss reported in the same period of 2008.
  EBITDA, defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests, increased $1.0 million in the first quarter of fiscal 2009 to $5.7 million compared with $4.7 million in the first quarter of fiscal 2008. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net loss totaled $45.4 million, or $2.67 per diluted share, for the first quarter of fiscal 2009 compared with a net loss of $34.1 million, or $2.03 per diluted share, for the first quarter of fiscal 2008.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “I could not be more proud of our associates as they continue to focus on execution in this difficult economic environment. Our ongoing efforts to carefully manage inventory levels and control costs yielded results in the first quarter of 2009 in line with our previously provided guidance. We reduced our comparable store and clearance inventories by 11% and 16%, respectively, and generated an 80 basis-point improvement in our gross margin. We also realized a net reduction of $18.9 million in our selling, general and administrative expenses, and we believe we remain on track to achieve our goal of $70 million in annual savings. The combined efforts delivered an improvement in our operating results. In addition, our excess borrowing capacity under our credit facility was $165 million at the end of the first quarter, well above the $75 million minimum availability covenant under our credit facility.”

Mr. Bergren continued, “We will continue to manage our business with an emphasis on maintaining strong cash flow and liquidity. Our focus is on driving sales through our differentiated assortment of national and exclusive brands, expansion and enhancement of our eCommerce website, and our value-oriented marketing campaign.”

Sales

For the first quarter of fiscal 2009, comparable store sales decreased 8.6%. Total sales for the first quarter of fiscal 2009 decreased 8.0% to $644.5 million compared with $700.2 million for the same period last year.

Other Income

Other income in the first quarter of fiscal 2009 decreased to $18.4 million compared with $22.8 million in the first quarter of fiscal 2008. The current year decrease primarily reflects the reduced sales volume and reduced income from our proprietary credit card.

Gross Margin

In the first quarter of fiscal 2009, gross margin dollars decreased $13.6 million compared with the first quarter of fiscal 2008, reflecting the current year decrease in sales volume. The gross margin rate for the first quarter of fiscal 2009 increased 80 basis points to 34.8% of net sales compared with 34.0% in the first quarter of fiscal 2008, reflecting disciplined inventory control which resulted in reduced net markdowns.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses in the first quarter of fiscal 2009 decreased $18.9 million to $236.8 million compared with $255.8 million in the first quarter of fiscal 2008. The SG&A expense rate for the first quarter of fiscal 2009 was 36.7% compared with 36.5% for the first quarter of fiscal 2008, reflecting the reduced sales volume.

EBITDA

EBITDA increased $1.0 million in the first quarter of fiscal 2009 to $5.7 million compared with $4.7 million in the first quarter of fiscal 2008.

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $0.9 million to $29.3 million in the first quarter of fiscal 2009 compared with $30.2 million in the first quarter of fiscal 2008.

Interest Expense, Net

Interest expense, net, decreased $1.4 million to $22.9 million in the first quarter of fiscal 2009 compared with $24.4 million in the first quarter of fiscal 2008. The decrease reflects reduced interest rates and borrowing levels in the current year period.

Income Tax Benefit

The income tax benefit decreased $14.7 million to $1.1 million in the first quarter of fiscal 2009 compared with $15.8 million in the first quarter of fiscal 2008. The current year decrease principally reflects the Company’s continuation of a valuation allowance position against virtually all net deferred tax assets throughout the first quarter of 2009.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “As noted in the Company’s May 7, 2009 sales press release, our April excess borrowing capacity under our revolving credit facility was $165 million, well above the required minimum availability. This does not reflect the estimated $30 million tax refund which is expected to be received in the second quarter of fiscal 2009.”

Mr. Plowman continued, “We are maintaining our full year 2009 guidance of EBITDA in the range of $140 million to $155 million and loss per diluted share in the range of $3.40 to $4.30. Additionally, our current estimate for cash flow (see Note 2) is a range of $5 million to $20 million for the year, permitting us to manage and reduce our year-end debt levels. Assumptions reflected in this guidance include:

  Comparable store sales decrease in the range of 6.5% to 9.0%;
  Gross margin rate of 35.5% to 36.0%;
  SG&A expense decrease of a minimum of $70 million;
  Effective tax rate of 0%;
  Capital expenditures of $40 million, net of landlord contributions; and
  Estimated weighted average shares outstanding of 17 million.”

The Company’s quarterly conference call to discuss its first quarter fiscal 2009 results will be broadcast live today at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company’s website at http://investors.bonton.com. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling (888) 713-4541 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, June 4, 2009. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 5680514.

The Bon-Ton Stores, Inc. operates 280 department stores, which includes twelve furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; potential increase in pension obligations; consumer spending patterns and debt levels; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with opening new stores or expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon vendor relationships; a security breach; the ability to reduce SG&A expenses; the incurrence of unplanned capital expenditures; the ability to realize the expected benefits from our planned changes in operating structure and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted pre-tax loss, plus depreciation and amortization and minus capital expenditures.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)	May 2,	January 31,
(Unaudited)	2009	2009
Assets
Current assets:
Cash and cash equivalents	$18,379	$19,719
Merchandise inventories	691,403	666,081
Prepaid expenses and other current assets	105,243	113,441
Total current assets	815,025	799,241
Property, fixtures and equipment at cost, net of accumulated depreciation and amortization of $523,914 and $498,556 at May 2, 2009 and January 31, 2009, respectively	814,662	832,763
Deferred income taxes	9,669	9,994
Intangible assets, net of accumulated amortization of $32,691 and $30,611 at May 2, 2009 and January 31, 2009, respectively	145,848	148,171
Other long-term assets	25,819	31,152
Total assets	$1,811,023	$1,821,321
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$173,490	$143,423
Accrued payroll and benefits	31,625	36,116
Accrued expenses	153,804	179,073
Current maturities of long-term debt	6,211	6,072
Current maturities of obligations under capital leases	4,193	2,730
Deferred income taxes	7,240	7,328
Income taxes payable	166	62
Total current liabilities	376,729	374,804
Long-term debt, less current maturities	1,113,781	1,083,449
Obligations under capital leases, less current maturities	67,632	65,319
Other long-term liabilities	162,663	163,572
Total liabilities	1,720,805	1,687,144
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares of 15,931,071 and 14,880,173 at May 2, 2009 and January 31, 2009, respectively	159	149
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued and outstanding shares of 2,951,490 at May 2, 2009 and January 31, 2009	30	30
Treasury stock, at cost - 337,800 shares at May 2, 2009 and January 31,2009	(1,387)	(1,387)
Additional paid-in-capital	145,684	144,577
Accumulated other comprehensive loss	(59,099)	(59,464)
Retained earnings	4,831	50,272
Total shareholders' equity	90,218	134,177
Total liabilities and shareholders' equity	$1,811,023	$1,821,321

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN
	WEEKS ENDED
(In thousands except share and per share data)	May 2,	May 3,
(Unaudited)	2009	2008

Net sales	$644,531	$700,248
Other income	18,392	22,775
	662,923	723,023

Costs and expenses:
Costs of merchandise sold	420,366	462,500
Selling, general and administrative	236,827	255,774
Depreciation and amortization	28,098	29,018
Amortization of lease-related interests	1,227	1,208
Loss from operations	(23,595)	(25,477)
Interest expense, net	22,926	24,362

Loss before income taxes	(46,521)	(49,839)
Income tax benefit	(1,080)	(15,776)

Net loss	$(45,441)	$(34,063)

Per share amounts –
Basic:
Net loss	$(2.67)	$(2.03)

Basic weighted average shares outstanding	16,987,939	16,777,587

Diluted:
Net loss	$(2.67)	$(2.03)

Diluted weighted average shares outstanding	16,987,939	16,777,587

Other financial data:
EBITDA (1)	$5,730	$4,749

(1) EBITDA Reconciliation

The following table reconciles net loss to EBITDA for the periods indicated:

	THIRTEEN
	WEEKS ENDED
(In thousands)	May 2,	May 3,
(Unaudited)	2009	2008

Net loss	$(45,441)	$(34,063)
Adjustments:
Income tax benefit	(1,080)	(15,776)
Interest expense, net	22,926	24,362
Depreciation and amortization	28,098	29,018
Amortization of lease-related interests	1,227	1,208

EBITDA	$5,730	$4,749

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com